UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:	July 5, 2006
(Date of earliest event reported):	July 5, 2006

Commission File No. 1-5828

CARPENTER TECHNOLOGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Delaware	23-0458500
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
P.O. Box 14662 Reading Pennsylvania	19612
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 610-208-2000

Former name or former address, if changed since last Report: N/A

Check the  appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       Written communications pursuant to Rule 425 under the Securities Act

       Soliciting material pursuant to Rule 14a-12 under the Exchange Act

       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

       Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 - Material Contracts

On June 29, 2006, subject to shareholder approval, the Board of Directors of Carpenter approved:  (i) Stock-Based Incentive Plan for Officers and Key Employees; (ii) Stock-Based Compensation Plan for Non-Employee Directors; and (iii) Executive Bonus Compensation Plan.  All three plans will be submitted to the shareholders of Carpenter for their approval at Carpenter’s annual meeting.

The Stock-Based Incentive Plan for Officers and Key Employees provides for awards of restricted stock, stock options, performance shares or restricted stock units to officers and other key employees of Carpenter or one of its subsidiaries.  Awards covering up to an additional 2,300,000 shares of Carpenter common stock would be available for grant during the term of this plan.  Upon the occurrence of a change in control, stock options shall become immediately exercisable, restrictions on shares of restricted stock will immediately lapse, and all performance goals applicable to performance shares or restricted stock units will be deemed satisfied.

The Stock-Based Compensation Plan for Non-Employee Directors provides for awards of stock options, performance units and stock units to non-employee directors of Carpenter.  Awards covering up to an additional 500,000 shares of Carpenter common stock would be available for grant during the term of this plan.  The plan permits an initial grant of 2,000 shares to directors who have not previously received a grant under this plan.  In addition, the plan provides for an annual grant to eligible directors of an option to acquire up to 4,000 shares of common stock either in lieu of or in addition to such director’s annual retainer, and provided that the director must complete one year of board service.  In addition, the plan provides that half of an eligible director’s annual retainer will be paid in stock units in lieu of cash.  In addition, an eligible director may, if desired, receive up to 100% of his annual retainer in stock units in lieu of cash compensation.  Stock units granted in this manner will terminate if the director terminates his service before the next annual meeting of stockholders for any reason other than retirement, disability or death.  Upon the occurrence of a change in control, options granted will immediate vest and become exercisable, and any unvested stock units will vest.

The Executive Bonus Compensation Plan provides for additional cash compensation to be paid to the President, Vice-Chairman, Chief Executive Officer, Chief Operating Officer, other Vice President of Carpenter or other key employees designated by the committee responsible for administering the plan based upon the attainment of certain performance goals.  Such compensation is also contingent upon the executive remaining employed by Carpenter or a subsidiary during the performance period.

As described below, effective July 5, 2006, M. David Kornblatt will become the new Chief Financial Officer of Carpenter.  The terms of his compensation, described below, are incorporated into this Item 1.01 by reference.

Item 5.02

Appointment of Principal Officers

Effective July 5, 2006, the position of Chief Financial Officer will be filled by M. David Kornblatt.  Mr. Kornblatt, age 46, is a Certified Public Accountant and holds a bachelor’s degree in accounting from Drexel University.  Mr. Kornblatt was most recently Vice President and Chief Financial Officer of York International.  Prior to that, he was the Director of Taxes for The Gillette Company in London, England.  Mr. Kornblatt will serve as Senior Vice President - Finance and Chief Financial Officer at the pleasure of the Board of Directors and the Chief Executive Officer of Carpenter.

Mr. Kornblatt’s base salary was established at $360,000 per year, and he received a one-time signing bonus of $50,000.   Mr. Kornblatt will be eligible to participate in Carpenter’s annual bonus plan for fiscal year 2007.  The targets for this program have yet to be established for fiscal year 2007.  Mr. Kornblatt will receive 2,000 shares of restricted stock and will be eligible to participate in Carpenter’s Supplemental Executive Retirement Plan as well as Carpenter’s other benefit programs.  He will also receive a change of control agreement similar to that received by other Carpenter executives.

Item 9.01 - Financial Statements and Exhibits

          (c) Exhibits

               Exhibit No.               Description

     99.1

Press Release regarding M. David Kornblatt

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 5, 2006	CARPENTER TECHNOLOGY CORPORATION By: /s/ David A. Christiansen David A. Christiansen Vice President, General Counsel and Secretary

EXHIBIT INDEX

     99.1          -          Press Release regarding M. David Kornblatt